EXHIBIT 1

                             JOINT FILING AGREEMENT

Each of the undersigned  acknowledges and agrees that the foregoing statement on
Schedule 13D is filed on behalf of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of the undersigned without the necessity of filing additional joint acquisition statements. Each of the undersigned acknowledges that it shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated this 17th day of January, 2003.



INVESTMENT PARTNERS VIII, LLC


By: Cappello Partners, LLC,
its Manager


By:  /S/ ROBERT DEUTSCHMAN
   --------------------------
     Robert Deutschman





RICARDO SALINAS PLIEGO




By:  /S/   FRANCISCO XAVIER BORREGO HINOJOSA LINAGE
   ------------------------------------------------
   Attorney-In-Fact